May 9, 2023

Board of Directors
Clover Health Investments, Corp.
3401 Mallory Lane, Suite 210
Franklin, Tennessee, 37067

Ladies and Gentlemen:

Note 2 to the Notes to the consolidated financial statements of Clover Health Investments, Corp. included in its Form 10-Q for the period ended March 31, 2023, describes a change in the method of accounting for premium deficiency reserves to include anticipated net investment income. There are no authoritative criteria for determining a 'preferable' method for including anticipated net investment income in the determination of premium deficiency reserves based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2022, and therefore we do not express any opinion on any financial statements of Clover Health Investments, Corp. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
New York, New York